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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                              OUTLOOK GROUP CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

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        pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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SEC 1913 (02-02)

                                     [LOGO]

                            NOTICE OF ANNUAL MEETING
                                 OF SHAREHOLDERS
                               ON OCTOBER 19, 2005

To the Shareholders of Outlook Group Corp.:

      We will hold the annual meeting of shareholders of Outlook Group Corp. at the Holiday Inn-Neenah Riverwalk, 123 East Wisconsin Avenue, Neenah, Wisconsin on Wednesday, October 19, 2005 at 2:00 p.m. CDT. The meeting is being held for the following purposes:

      (1)   To elect three directors for three-year terms expiring in 2008;

      (2)   To approve the proposed Outlook Group Corp. 2005 Stock Incentive
            Plan;

      (3) To ratify the selection of Virchow, Krause & Company, LLP as Outlook Group Corp.'s independent auditors for fiscal 2006; and

      (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

      Shareholders of record at the close of business on August 19, 2005 are entitled to vote at this meeting or any adjournment of the meeting.

                                       By Order of the Board of Directors

                                       /s/ Paul M. Drewek

                                       Paul M. Drewek, Secretary

September 7, 2005

WHETHER OR NOT YOU EXPECT TO BE PRESENT IN PERSON AT THE MEETING, PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING, WHETHER YOUR HOLDINGS ARE LARGE OR SMALL. IF YOU ATTEND THE MEETING, OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

                                     [LOGO]

                               OUTLOOK GROUP CORP.
                               1180 AMERICAN DRIVE
                             NEENAH, WISCONSIN 54956
                            TELEPHONE (920) 722-2333

                           * * * * * * * * * * * * * *

                                     GENERAL

      The enclosed proxy is solicited by the board of directors of Outlook Group Corp. for use at its annual meeting of shareholders on October 19, 2005. All properly executed proxies will be voted at the meeting in accordance with their terms. A proxy may be revoked at any time before it is voted, either by written notice filed with the Secretary of Outlook Group or the acting secretary of the meeting or by oral notice to the presiding officer. The presence at the meeting of a shareholder who has filed a proxy shall not of itself constitute a revocation.

      Each shareholder of record at the close of business on August 19, 2005 will be entitled to one vote on each matter presented for each share so held. At that date there were 3,395,477 outstanding shares of Outlook Group's common stock, $.01 par value, the only class of stock of which shares are outstanding. A majority of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum for action on that matter. Abstentions and shares which are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists at the meeting. Shares represented at a meeting for any purpose are counted in the quorum for all matters to be considered at the meeting. The voted proxies will be tabulated by the persons appointed as inspectors of election.

      Directors are elected by a plurality of the votes cast by the holders of common stock entitled to vote in the election at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the highest number of votes are elected as directors in a particular class, up to the maximum number of directors in that class to be chosen at the meeting. Any votes attempted to be cast "against" a candidate are not given legal effect and are not counted as votes cast in an election of directors. Therefore, any shares which are not voted (whether by withheld authority, broker non-vote or otherwise) have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a larger number of votes.

      Assuming a quorum is present, the proposed Outlook Group 2005 Stock Incentive Plan (the "Incentive Plan") will be approved if the holders of a majority of shares of Outlook Group's common stock voting on the matter vote "For" the plan. Any shares which are the subject of broker non-votes are not deemed to be entitled to vote on the Incentive Plan, and shares which "abstain" as to a plan are not considered to be voting on that matter; therefore, those shares will have no effect on approval of the Incentive Plan except insofar as they reduce the number of shares voting.

      Ratification of Virchow, Krause & Company, LLP as Outlook Group's independent accountants will be determined by a majority of the shares voting on that matter, again assuming a quorum is present. Therefore, abstentions and broker non-votes will not affect the vote, except insofar as they reduce the number of shares which are voted.

      Outlook Group will bear the expense of printing and mailing proxy material, including forwarding expense to beneficial owners of stock held in the name of another. No solicitation other than by mail is contemplated, except that Outlook Group officers or employees may solicit the return of proxies from certain shareholders by telephone.

      If you are a participant in the Employee Stock Fund of Outlook Group's 401(k) Savings Plan (the "Savings Plan"), the shares of common stock held in your account will be voted as designated on the blue proxy card, which will be provided separately, relating to shares held through the Savings Plan. Savings Plan shares not voted by employees will be voted as directed by the persons administering the Savings Plan, as provided in the Savings Plan.

      This proxy material is being mailed to shareholders commencing on or about September 14, 2005. The Annual Report to Shareholders of Outlook Group covering the fiscal year ended May 31, 2005, including financial statements and Outlook Group's annual report on Form 10-K, accompanies this proxy statement.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information regarding the beneficial ownership of common stock, as of August 19, 2005, by each director, nominee for director and named executive officer, by all directors and executive officers of Outlook Group as a group, and by each person known to Outlook Group to beneficially own more than 5% of its common stock. Except as otherwise indicated in the footnotes to the table, such persons have sole voting and investment power as to the shares reported as beneficially owned.

                NAME AND NATURE                           NUMBER OF          PERCENT
          OF BENEFICIAL OWNERSHIP (1)                      SHARES            OF CLASS
------------------------------------------------          ---------          --------
Joseph J. Baksha................................            66,461             1.9%
Harold J. Bergman...............................            11,000               *
Jane M. Boulware................................            11,000               *
Michael P. Cisler...............................                 0               *
Jeffry H. Collier (2)...........................            53,571             1.6%
Paul M. Drewek (2)..............................            44,877             1.3%
James L. Dillon.................................            19,750               *
Richard C. Fischer..............................            29,200               *
Pat Richter.....................................            10,150               *
A. John Wiley, Jr. .............................            51,627             1.5%
All directors and executive officers as
    a group (9 persons) (2).....................           297,636             8.4%

Dimensional Fund Advisors Inc. (3)..............           213,600             6.3%
Heartland Advisors, Inc. (4)....................           350,000            10.3%

-------------------
*     Less than 1%.

(1) Includes the following shares issuable under stock options exercisable within 60 days: Mr. Baksha - 40,000; Mr. Collier - 21,000; Mr. Drewek - 15,000; Messrs. Bergman, Dillon, Fischer, Richter and Wiley - 10,000; all directors and executive officers as a group - 126,000. Mr. Drewek and Mr. Wiley share beneficial ownership of 1,500 shares and 250 shares, respectively.

(2) As of August 19, 2005, 58,516 shares of common stock were held in the Savings Plan. Employees have the right to designate the vote of shares of common stock allocated to their accounts. Those shares are included in the table only to the extent held in an individual's account. However, the plan administrators, including Messrs. Collier and Drewek, may vote any shares for which participants do not provide voting directions.

(3) According to a report on Form 13G/A dated February 9, 2005, Dimensional Fund Advisors Inc. ("Dimensional") held sole voting and dispositive power as to 211,200 shares of common stock at December 31, 2004. Dimensional subsequently filed a report on Form 13F on June 30, 2005 indicating that it held sole investment power with respect to 213,600 shares and sole voting power with respect to 209,300 shares. Dimensional is an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act"). The business address of Dimensional is 1299 Ocean Avenue, Santa Monica, California 90401.

(4) According to a report on Schedule 13G/A dated January 7, 2005, Heartland Advisors, Inc. ("Heartland") had shared voting and dispositive power as to 350,000 shares of common stock at December 31, 2004. Heartland is an investment adviser registered under the Advisers Act. William J. Nasgovitz, a principal of Heartland, co-filed that report and also reported shared voting power as to those shares. The business address of Heartland and Mr. Nasgovitz is 789 North Water Street, Milwaukee, Wisconsin 53202.

      The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

                              ELECTION OF DIRECTORS

      Outlook Group's articles and bylaws provide for a board of between seven and eleven directors, and for classification of the board of directors into three separate classes. The board of directors has set the number of directors at eight. At each annual meeting of shareholders, the number of directors equal to the number constituting the class whose term expires at such meeting is elected to hold office until the third succeeding annual meeting or until their successors have been elected.

      As a result of the time commitments which have resulted from her new employment in fiscal 2005, Jane M. Boulware, a director since 2002, is not standing for re-election to the board of directors. Outlook Group thanks Ms. Boulware for her very valuable service to the company.

      The independent directors have nominated Mr. Cisler to the position being vacated by Mr. Boulware. The members of the class of directors whose terms expire at the 2005 annual meeting (three of the eight directors) are nominated for election to serve for terms expiring at the 2008 annual meeting. The remaining five directors were elected by the shareholders at the 2003 or 2004 annual meetings for terms expiring in 2006 or 2007.

      Proxies received by management will be voted FOR the election of each of the nominees named unless otherwise specified. If any such nominee is unable to serve (which Outlook Group does not anticipate), proxies may be voted for another person designated by the board of directors.

                                                                                                                Director
Name and Age                            Principal Occupation and Business Experience*                            Since
------------                            ---------------------------------------------                           --------
NOMINEES FOR ELECTION (TERMS EXPIRING IN 2008)

Harold J. Bergman, 69 (1)(2)            Retired in 1998 as President and CEO of Riverside Paper Corp.             1994
                                        (specialty paper manufacturer and converter) (3)

Michael P. Cisler, 49                   Independent investor; previously President of JanSport, Inc.,               --
                                        manufacturer and marketer of backpacks and apparel, from 2001 to 2005; previously its Executive Vice President and other executive positions.

Richard C. Fischer, 66                  Chairman of Outlook Group since 1997; its Chief Executive                 1995
                                        Officer through May 2005; also an investment banker with Fischer
                                        & Associates LLC (4)

CONTINUING DIRECTORS (TERMS EXPIRE IN 2006)

Jeffrey H. Collier, 52                  Executive Vice President of Outlook Group                                 1993

Pat Richter, 64 (1)(2)                  Director of Athletics-Emeritus, University of Wisconsin (5)               1995

A. John Wiley, Jr., 63                  President of Elipticon Wood Products, Inc. (manufacturer) (6)             1978

CONTINUING DIRECTORS (TERMS EXPIRE IN 2007)

Joseph J. Baksha, 53                    President and Chief Executive Officer of Outlook Group since              1998
                                        June 2005; previously, its President and Chief Operating Officer from 1997 through May 2005

James L. Dillon, 61 (1)(2)              Accountant practicing with the firm Dillon, Endries, Otto &               1978
                                        Calmes LLC

---------------------
* Each director has served in the position(s) shown for at least five years unless otherwise disclosed.

(1) Member of the Audit Committee of which Mr. Dillon is chairman. See "Board Meetings and Committees" below and "Report of the Audit Committee."

(2) Member of the Compensation Committee, of which Mr. Richter is chairman. See "Board Meetings and Committees" below.

(3) Mr. Bergman is also a director of Badger Paper Mills, Inc., a paper manufacturer company, and was its non-executive chairman from 2003 to 2005.

(4)   Mr. Fischer also was with Marquette Capital Partners from 2000 to 2002.

(5) Mr. Richter was Athletic Director until he retired in 2004. He is also a director of Anchor BanCorp Wisconsin Inc., a savings bank holding company, and the Green Bay Packers.

(6) Mr. Wiley was also president of Great American Backyards LLC (retailer) until its sale in 2003.

BOARD MEETINGS AND COMMITTEES

      The Outlook Group board of directors met eight times during fiscal 2005. Messrs. Bergman, Dillon, Richter and Wiley and Ms. Boulware are considered "independent" directors under Nasdaq Stock Market rules, and Mr. Cisler is expected to be independent. All members of the Audit and the Compensation Committees are "independent." Except for Ms. Boulware, each director attended at least 75% of the total of the number of meetings of the board and the number of meetings of all committees of the board on which such director served during the year.

      As part of most board meetings, the independent directors meet in executive session without management or non-independent directors present. The independent directors frequently ask the chairman of the board to join their executive session. Although the chairman is not "independent" by virtue of his previous executive officer status, he is not and has never been a full-time employee of Outlook Group and originally chairman while serving as an outside director. The independent directors continue to value his input and insight.

      Audit Committee. The Audit Committee held three meetings in fiscal 2005. On behalf of the Audit Committee, Mr. Dillon, its chair, also regularly consulted with the independent auditors about Outlook Group's periodic public financial disclosures, and participated in several telephone conferences relating to SEC-filed documents and related financial disclosures. See also "Report of the Audit Committee" and "Independent Auditors" for other information pertaining to the Audit Committee.

      The board believes that all of the members of the Audit Committee have sufficient experience, knowledge and other personal qualities to be considered "financially literate" and be active, effective and contributing members of the Audit Committee. Mr. Dillon has been an accountant in private practice for more than 30 years. Mr. Bergman has served as chief executive officer of a manufacturing company for ten years, and also serves on the board and its audit committee of another publicly-held manufacturer. Ms. Boulware and Mr. Richter have both served in management positions in large enterprises, with significant responsibility for their financial results, budgeting and reporting. While all the members of the Audit Committee have substantial experience and knowledge, and are considered to be "financially sophisticated" within Nasdaq Stock Market rules, the board does not believe that any of these members meet the SEC's specific definition of "audit committee financial expert." However, the board believes that because the members have relevant qualities and experience which are not captured within the SEC's specific definition, and because of their past effectiveness as members of the board and the Audit Committee, it is appropriate that the Audit Committee not have such an "audit committee financial expert" under Outlook Group's current conditions and circumstances.

      Compensation Committee. The Compensation Committee met twice during fiscal 2005. The Compensation Committee: reviews, and either establishes or recommends to the board, compensation policies and plans; determines salaries, bonuses and benefits for the chief executive officer and chief operating officer; confirms with the CEO and COO compensation levels of other officers and key employees; makes stock option grants and determinations under stock option plans; and reviews, considers and advises on other personnel policies and procedures. See also "Compensation Committee Report on Executive Compensation" and "Compensation Committee Interlocks and Insider Participation" under "Executive Compensation" for other information pertaining to the Compensation Committee.

      Charters. Outlook Group has adopted charters for the board's Audit and Compensation Committees. Outlook Group will continue to comply with SEC and Nasdaq Stock Market requirements concerning board and committee matters as they are adopted. The Company posts copies of committee charters and other corporate governance documents on its website, at www.outlookgroup.com, under the links "About Us--Investor Information." If those documents are changed, or related documents adopted, those changes and new documents will be posted on the corporate website at that address.

DIRECTOR NOMINATIONS

      Outlook Group's board formerly maintained a nominating committee, which included directors who were not "independent." To conform with Nasdaq Stock Market requirements, nominations to the board were and will continue to be made by the independent members of the board of directors acting as a group. The board determined that, as a consequence of the relatively small size of Outlook Group and the cohesive functioning of the independent directors, it would be less effective to form a separate committee to make these nominations. Rather, the board determined that the independent members would be able to appropriately make these determinations when acting in executive session without the structure of a separate committee.

      The independent directors will identify nominees based upon suggestions by outside directors, management members and/or shareholders. The selection criteria for nomination to membership on Outlook Group's board of directors, which were confirmed by the independent members of the Board, have been posted under the "About Us--Investor Information" links on Outlook Group's website at www.outlookgroup.com. The criteria include: business experience and judgment; honesty and integrity; education background and experience with business and other organizations; and interplay of the candidates' experience with the experience of other board members. Nominees must have a background which demonstrates an understanding of business and finances, especially in industries which are related to those conducted or served by Outlook Group. A first-time nominee should be highly respected and active in his or her profession. A nominee must be able to work well with other directors and management and be able to spend the time needed to function effectively. Nominees and directors must not serve on more than three public company boards of directors, in addition to Outlook Group's.

      All nominees must have a genuine interest in representing the interests of Outlook Group and the shareholders on an overall basis, and not any particular shareholder group or special interest. No nominee should have a material conflict of interest which would interfere with his or her duty of loyalty.

      In the case of Mr. Cisler, his name was first brought to the attention of the independent directors by Mr. Wiley, one of the independent directors. The combination of Mr. Cisler's business background (particularly marketing and related expertise in a consumer company) and interest in serving on the Outlook Group board led the independent directors to nominate him to fill the position being vacated as a result of Ms. Boulware's decision not to stand for re-election. The independent directors will also consider names submitted to them in good faith by shareholders. They do not intend to evaluate proposed nominees differently depending upon who has made the proposal, although the directors acknowledge that nominations by an existing outside director or by a member of management may facilitate consideration because information and knowledge about the candidate is likely to be more readily available from those sources. Outlook Group has not paid any third party fees to assist in the process of identifying or evaluating director nominees and does not expect to do so in the future.

      If a shareholder wishes to suggest a proposed name for Committee consideration, the name of that nominee and related personal information should be forwarded to the independent directors, in care of the corporate Secretary, at least six months before the next annual meeting; the independent directors request that amount of time to assure an opportunity for meaningful consideration. Due to the relative size of Outlook Group and the manner in which the independent directors have functioned, the independent directors do not intend to adopt a more formalized process for consideration; they believe that they will be most able to effectively fill any director position and consider any nominees by responding to facts and conditions as they exist at the time of any vacancy. However, the board and the independent directors will consider from time to time whether a more formal procedure for consideration would be appropriate.

      See also "Shareholder Proposals and Notices" below for requirements included in Outlook Group's bylaws for shareholder nominations to the board. Outlook Group has not received any suggested nominees from any 5%-or-greater security holders, as determined under relevant SEC requirements, or rejected any such nominees.

OTHER BOARD AND CORPORATE GOVERNANCE MATTERS

      Communications between Shareholders and the Board. Any shareholder communications which are sent to the board in care of the chief executive officer or the corporate secretary are forwarded to the board, unless the communication relates specifically to a customer inquiry, a personnel matter or a complaint in which shareholder status is not relevant (as determined by the reviewing officer). The board as a whole, with the specific unanimous approval of the independent directors, has authorized the chief executive officer to screen those types of communications to make the determinations. Unless and until any other procedures are developed and posted on Outlook Group's corporate website, any communications to the board of directors should be sent to it in care of the chief executive officer or the corporate secretary.

      Director Attendance at Annual Shareholders' Meeting. The annual meeting provides a good opportunity for directors to speak informally with other Outlook Group shareholders. Outlook Group therefore expects all of its directors to attend the annual meeting of shareholders. The board has adopted a policy requiring such attendance, unless a director is excused by the chief executive officer for an important reason. All directors except Ms. Boulware attended the 2004 annual meeting of shareholders.

      Code of Ethics. Outlook Group is committed to ethical and honest business operations, and it has long promulgated standards for its officers, directors and employees to foster good corporate governance and citizenship. In response to recent developments in the business world, Outlook Group has updated its guidelines and organized the relevant guidelines into a specific code of ethics to address SEC and Nasdaq definitions for such codes. Among other things, the code of ethics includes provisions regarding honest and ethical conduct, conflicts of interest, full and fair disclosure, compliance with law, and reporting of and sanctions for violations. The code of ethics applies to all directors, officers and employees of Outlook Group, including the chief executive and financial officers.

      Outlook Group has posted copies of its code of ethics on its corporate website, at www.outlookgroup.com, under the link "Corporate Governance." If the code of ethics is changed, waivers from it are granted, or new procedures are adopted, those new documents, changes and/or waivers will be posted on Outlook Group's corporate website at that address.

DIRECTOR COMPENSATION

      For fiscal 2005, directors who are not employees of Outlook Group received a fee of $6,000 per year, $500 for each meeting of the board attended and $300 ($400 in the case of the committee chairman) for each board committee meeting attended. Messrs. Baksha and Collier are employees and, therefore, do not receive fees. Directors are also eligible for participation in the 1999 Option Plan although no options were granted in fiscal 2005.

      Beginning in fiscal 2006, non-employee directors will receive a fee of $8,000 per year, $1,000 for each board meeting of the Board attended in person, $400 for each board meeting attended by telephone, and $400 for each committee meeting attended if the meeting is not substantially simultaneous with a board or another committee meeting. In addition, the chairmen of the Audit and Compensation Committees will receive annual retainers of $4,000 and $2,000, respectively. Directors will also be entitled to participate in the proposed Incentive Plan, if it is approved by shareholders, to the extent provided by the plan.

      Fischer Arrangements. Mr. Fischer, although designated Outlook Group's Chairman and Chief Executive Officer (during fiscal 2005), is not an employee of Outlook Group. Rather, he is compensated for his duties in that position as an independent contractor. He estimates that he spent approximately 30% of his business time on Outlook Group matters in fiscal 2005. Amounts paid to Mr. Fischer under this arrangement appear in the cash compensation table. For fiscal 2005, when he also served as Chief Executive Officer, Mr. Fischer's annual compensation was $90,000, plus board fees. Mr. Fischer is not entitled to receive a bonus or employee benefits.

      Beginning on June 1, 2005, Mr. Fischer ceased to serve as Outlook Group's Chief Executive Officer. Mr. Fischer will continue to serve as the non-executive Chairman of the Board; Outlook Group will compensate Mr. Fischer $50,000, plus board fees, in fiscal 2006, for the services which he will provide in that capacity.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

      The following table sets forth information concerning the total compensation in fiscal year 2005 and in the two prior fiscal years of (i) each person who served as chief executive officer and (ii) the only other executive officers who received total annual salary and bonus in excess of $100,000 during the last fiscal year for services in all capacities to Outlook Group and its subsidiaries.

                                                              LONG-TERM
                                    ANNUAL COMPENSATION(1)   COMPENSATION
                                    -----------------------     AWARDS
    NAME AND PRINCIPAL      FISCAL                           OPTIONS/SARs      ALL OTHER
         POSITION            YEAR   SALARY ($)  BONUS($)(2)     (#)(3)     COMPENSATION($)(4)
-------------------------- ------   ----------  -----------  ------------  ------------------
Joseph J. Baksha,            2005   $  225,000  $   141,000       -0-               $6,148
  President and CEO;         2004      225,000       73,000       -0-                4,500
  formerly COO (5)           2003      225,000      110,000       -0-                5,500

Richard C. Fischer,          2005   $  100,000          -0-       -0-                  -0-
  Chairman;                  2004       99,000          -0-       -0-                  -0-
  formerly CEO (6)           2003       99,000          -0-       -0-                  -0-

Jeffry H. Collier,           2005   $  140,000  $    32,393       -0-               $5,123
  Executive Vice President   2004      137,000       25,317       -0-                4,067
                             2003      132,870          -0-       -0-                4,435

Paul M. Drewek               2005   $  125,000  $    35,000       -0-               $4,070
  Chief Financial Officer    2004      118,000       25,000       -0-                3,626
                             2003      113,300       30,000       -0-                2,907

------------------
(1) While the named individuals received perquisites or other personal benefits in the years shown, in accordance with SEC regulations, the value of these benefits are not shown since they did not exceed, in the aggregate, the lesser of $50,000 or 10% of the individual's salary and bonus in any year.

(2) Annual bonus amounts, if any, are earned and accrued during the fiscal years indicated but a portion may be paid in the following fiscal year.

(3) Represents number of shares for which options were granted under the Outlook Group Corp. 1999 Stock Option Plan. No SARs have been granted.

(4) Reflects the Outlook Group's contributions to the executive officer's account in the Savings Plan.

(5) Mr. Baksha was designated Chief Executive Officer effective as of June 1, 2005. In prior periods, he was Chief Operating Officer.

(6) Mr. Fischer served as Chief Executive Officer through May 31, 2005. Includes board fees. Mr. Fischer is not an employee of Outlook Group. He estimates that he spent approximately 30% of his business time on Outlook Group matters during fiscal 2005. See "Election of Directors - Fischer Arrangements" for further information on Mr. Fischer's compensation arrangements.

                   STOCK OPTIONS AND EQUITY COMPENSATION PLANS

OPTION/SAR GRANTS IN LAST FISCAL YEAR

      No stock options or SARs were granted in fiscal 2005 to the four executive officers named in the above Summary Compensation Table.

OPTIONS OUTSTANDING AT YEAR END

      The following table sets forth information with respect to the executive officers named in the Summary Compensation Table concerning the number and value of options outstanding at May 31, 2005:

                                                   NUMBER OF                   VALUE OF
                                               SHARES UNDERLYING         UNEXERCISED IN-THE-
                                              UNEXERCISED OPTIONS           MONEY OPTIONS
                       SHARES                  AT FY END (#) (1)        AT FY END ($) (1)(2)
                    ACQUIRED ON   VALUE    -------------------------  -------------------------
      NAME            EXERCISE   REALIZED  EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
------------------  -----------  --------  -------------------------  -------------------------
Joseph J. Baksha        -0-         -0-          40,000 /  -0-              $84,688 /  -0-
Richard C. Fischer      -0-         -0-          10,000 /  -0-              $29,295 /  -0-
Jeffry H. Collier       -0-         -0-          21,000 /  -0-              $45,541 /  -0-
Paul M. Drewek          -0-         -0-          15,000 /  -0-              $31,541 /  -0-

------------------

(1)   No SARs have been granted.

(2) Based upon the $7.80 closing price of the common stock on May 31, 2005, the fiscal year end.

AGGREGATE OPTIONS

      The following chart gives aggregate information regarding grants under all equity compensation plans of the Company through May 31, 2005:

                                                                                NUMBER OF SECURITIES
                                                                               REMAINING AVAILABLE FOR
                                                                                FUTURE ISSUANCE UNDER
                            NUMBER OF SECURITIES TO     WEIGHTED AVERAGE         EQUITY COMPENSATION
                            BE ISSUED UPON EXERCISE    EXERCISE PRICE OF          PLANS (EXCLUDING
                            OF OUTSTANDING OPTIONS,   OUTSTANDING OPTIONS,   SECURITIES REFLECTED IN 1ST
     PLAN CATEGORY            WARRANTS AND RIGHTS     WARRANTS AND RIGHTS              COLUMN)
Equity compensation plans
approved by security
holders (1)                         141,000 (2)               $4.96                    59,000 (3)

Equity compensation plans
not approved by security
holders                                   0                     N/A                         0
                                    -------                   -----                    ------
Total                               141,000 (2)               $4.96                    59,000 (3)

(1) Represents options granted under the Outlook Group 1999 Stock Option Plan (the "1999 Option Plan").

(2)   Options for 10,000 shares were exercised since May 31, 2005.

(3) No further options may be granted under the 1999 Option Plan if Outlook Group shareholders approve the Incentive Plan.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

      In 1999, Outlook Group entered into an employment agreement with Joseph J. Baksha for a term of two years, which was renewed in June 2001 and 2003. The employment agreement was further amended and fully restated as of June 1, 2005 extending for an additional three year term. Under the employment agreement, Mr. Baksha earned an annual base salary of $225,000 in fiscal 2005; fiscal 2006 base salary is $250,000. The agreement as in effect in fiscal 2005 provided for an annual cash bonus for Mr. Baksha of $1,500 for each one cent of diluted net earnings per share of Outlook Group in the fiscal years. Beginning in fiscal 2006, the bonus will continue to be determined by reference to diluted net earnings per share; however, the bonus amounts of per share earnings will increase from $1,500 for each one cent of diluted earnings for the first $0.50 of diluted per share earnings to $2,250 for each one cent of diluted earnings in excess of $1.00 per share. Those earnings will be adjusted, if appropriate, to reflect unusual start-up costs or expenses (or similar gains) relating to certain significant multi-year supply chain or management agreements which may be entered into in the periods.

      Prior to a change in control, Mr. Baksha's employment agreement may be terminated by either party, at any time, with or without cause or reason, upon 30 days written notice. The employment agreement also imposes certain non-competition and confidentiality obligations on Mr. Baksha. In the event the employment agreement is terminated by Outlook Group other than for cause, as defined in the agreement (including if the agreement is not renewed), Mr. Baksha is entitled to receive his annual salary for the year following his termination plus an amount equal to his prior year's bonus, benefits for a one-year period and any bonus earned through the last day of active employment. If there is a change of control of Outlook Group and Mr. Baksha is terminated without cause or he leaves for good reason, as specified in the agreement, or Mr. Baksha's employment agreement is not renewed, Mr. Baksha shall be entitled to receive his annual salary for the two years (or greater term of the agreement) following an event as set forth above plus an amount equal to his prior year's bonus, benefits for a one-year period and a bonus in the year of termination equaling the greater of $75,000 or the actual bonus as otherwise determined under the employment agreement. Mr. Baksha is subject to a covenant not to compete and confidentiality provisions for the duration of this employment and for up to one year following termination of his employment.

      Messrs. Collier and Drewek also have change in control arrangements which were formalized early in fiscal 2006, reflecting prior arrangements. In the event of a change in control in Outlook Group, if there is not ongoing employment or the officer leaves for good reason, and assuming no termination for cause, each of Messrs. Collier and Drewek would be entitled to receive twelve-months salary plus an amount equal to his prior year's bonus and accrued bonus in the current fiscal year as a severance benefit, in addition to continuation of benefits for the twelve month period. In the event of a termination by Outlook Group not for cause (including a non-renewal of the agreement) one year or longer after a change in control, Messrs. Collier and Drewek would be entitled to receive salary, accrued bonus and continuation benefits for the twelve month period as a severance benefit.

      Mr. Fischer has had a change in control agreement with Outlook Group since 2001, which continues with his service as non-executive chairman. In the event Mr. Fischer's services are terminated in connection with a change in control transaction, he would be entitled to continue to receive his then-current compensation for one year.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

      The general compensation policies of Outlook Group and its subsidiaries are set by the Compensation Committee of the board of directors. During fiscal 2005, the Committee was composed of four independent non-employee directors. Compensation decisions with respect to the Chief Executive Officer and the President are made primarily by the Committee; compensation decisions as to all other officers, including its subsidiaries, are recommended by the chief executive officer and then approved by the Committee. All compensation programs, such as the Savings Plan, the 1999 Option Plan and the proposed Incentive Plan, are either originated or approved by the Committee.

      It is Outlook Group's policy to fairly compensate individuals for their contributions to Outlook Group's business, being mindful of the ability of the company to fund such compensation plans or programs and the need to provide fair value to Outlook Group's shareholders. To be effective in attracting and retaining competent individuals, compensation packages must balance short-term and long-term considerations, as well as provide incentives to individuals based upon the performance of Outlook Group and be competitive with other companies. (Other companies reviewed are not necessarily those reflected in the performance graph below.) In recent years, the objective of fairly compensating executive officers has been evaluated in the context of improving financial results and initiatives to better position Outlook Group by seeking extended term customer agreements rather than purchase orders. In view of these changes, the Compensation Committee has tended to review historical performance, rather than to set compensation on a prospective basis.

      The Committee reviews numerous factors in determining the compensation of the Chief Executive Officer, including Outlook Group's performance and salaries at other area companies. Upon Mr. Fischer's assumption of the position of Chief Executive Officer in 1997, it was determined that compensation of Mr. Fischer as an independent contractor was appropriate to reflect his then-interim status. Compensation was then based upon number of hours actually worked to reflect appropriately Mr. Fischer's role. Beginning in fiscal 2002, the Committee determined, based on experience under the prior arrangement and expectations as to Mr. Fischer's role in coming years, to set Mr. Fischer's compensation at a fixed amount. The amount was fixed at $90,000 plus board fees for fiscal 2005, the same amount as the prior two fiscal years, based on his prior compensation and the Committee's expectation of degree of involvement in Outlook Group matters during fiscal 2005. Mr. Fischer and the Committee estimated that he would spend approximately 30% to 35% of his business time on Outlook Group related matters during fiscal 2005; he estimates that he actually spent approximately 30%. Mr. Fischer was not considered for a bonus since a bonus was not contemplated by his compensation package. See also the discussion above under "Election of Directors-Director Compensation" regarding board fees and Mr. Fischer's change in control arrangement and his reduced compensation as non-executive chairman beginning in fiscal 2006.

      During fiscal 2005, Mr. Baksha served as Outlook Group's Chief Operating Officer; he was designated as its Chief Executive Officer as of June 1, 2005, the beginning of fiscal 2006. For fiscal 2005, while the Compensation Committee was well pleased with corporate performance and the initiatives which Mr. Baksha led, the Committee determined not to increase his base salary from the $225,000 which was provided in his employment agreement as in effect at that time. The Committee also noted that Mr. Baksha would benefit from improved corporate performance by means of his bonus arrangements. Outlook Group has entered into a restated employment agreement with Mr. Baksha effective June 1, 2005, which provides for, among other things, an increase in base salary to $250,000 as well as enhancements to his bonus arrangement which have the effect of increasing his bonus in the event of annual Outlook Group diluted earnings per share exceed $0.50. See "Executive Compensation -- Employment Contracts and Change-in-Control Arrangements" for further information on Mr. Baksha's former and current employment agreement.

      Mr. Baksha's incentive pay is specified in his employment agreement. His fiscal 2005 bonus was $141,000, based on his employment agreement and Outlook Group's diluted earnings per share of $0.94. For fiscal 2004, Mr. Baksha's bonus included $48,000 pursuant to the formula in his employment agreement in addition to a special $25,000 cash bonus upon execution of his extended employment agreement. Mr. Baksha's fiscal 2003 bonus included a portion that actually related to prior fiscal periods; however, because it was not determined until fiscal 2003 and was based upon a recalculation in that year of various adjustments, the entire amount was reported in the summary compensation table for fiscal 2003.

      Outlook Group has also established the 1999 Option Plan, and proposed the Incentive Plan, as additional incentives to its officers and key employees, including the chief executive officer. The Committee believes that such plans provide participants with an incentive, extending beyond the current fiscal year, to increase the overall value of Outlook Group, by providing them with a greater stake in the increasing value of the common stock on a longer-term basis. The plans are designed to complement the incentive provided by the annual cash bonus. In view of the number of option awards in fiscal 2002 and uncertainties as to expected changes in accounting rules for stock options, the Committee has not granted stock options to executive officers since fiscal 2002. The Committee believes that this approach was appropriate to continue an incentive to the individuals, in view of their existing option levels and in view of the determination to propose the new Incentive Plan which would have greater award flexibility.

      The factors considered to determine compensation of the other executive officers in fiscal 2005 were essentially the same (other than part-time status) as those considered with respect to the chief executive officer and the chief operating officer. Base salaries were raised modestly, as those officers were not covered by employment agreements. Bonuses for other executive officers are dependent upon the level of Outlook Group's earnings, departmental performance and individual achievement of pre-established goals. Individual awards would be recommended by the chief executive officer and chief operating officer based upon individual and team contributions, accomplishment of any pre-established goals and such other factors as the chief executive officer and chief operating officer may consider appropriate. The Committee believes that these arrangements establish objective criteria for determining whether management bonuses are appropriate yet provides flexibility in allowing the chief executive officer and chief operating officer to recommend particular designations of awards based upon all of the factors.

      The Committee believes that it is highly unlikely that the compensation of any executive officer will exceed $1 million in any fiscal year. Other than shareholder approval of the 1999 Option Plan and the requested approval of the Incentive Plan, the Committee has not taken any action with respect to the provisions of Section 162 of the Internal Revenue Code, which limit the deductibility of compensation to certain executives of over $1 million in any fiscal year. The Committee believes that any compensation income relating to options or restricted stock with performance criteria will not be subject to that limitation due to their approval by shareholders; however, awards of restricted stock without performance criteria would be subject to the limit, as are salary and the current bonus arrangements.

      Members of the Compensation Committee:

      Pat Richter, Chairman Harold J. Bergman Jane M. Boulware James L. Dillon

NO COMPENSATION COMMITTEE INTERLOCKS OR INSIDER PARTICIPATION

      All Compensation Committee members are independent, outside directors. No Outlook Group insiders are members of the Compensation Committee. None of the directors who are Committee members are employees, have ever been employed by Outlook Group or any of its subsidiaries, and have other reportable relationships with Outlook Group.

                                PERFORMANCE GRAPH

      The following graph compares the cumulative total return on Outlook Group common stock with The Nasdaq Stock Market Index for U.S. Companies and indices of "peer" commercial printing companies created by Outlook Group. The "peer" indices reflects the performance, weighted by period beginning market capitalization, of the common stocks of the following companies: Laser Master International; Multi-Color Corp.; Paxar Corporation; and Topps Inc. These companies are relatively small publicly-held graphics services companies and were chosen several years ago in consultation with Outlook Group's investment adviser.

      The values on the graph show the relative performance of an investment of $100 made on May 31, 2000, in common stock and each of the indices, with the indices reflecting reinvestment of dividends.

                  2000         2001          2002          2003         2004         2005
                  ----         ----          ----          ----         ----         ----
OGC                100           92            94            94          115          146
NASDAQ/US          100           62            48            48           59           62
Peer Group         100          106           136           106          139          177

            APPROVAL OF THE 2005 STOCK INCENTIVE PLAN

      The information in this proxy statement about the proposed Incentive Plan is qualified in its entirety by reference to the text of the Outlook Group Corp. 2005 Stock Incentive Plan, which is attached to this proxy statement as Appendix A.

GENERAL

      Shareholders are being asked to approve the Outlook Group Corp. 2005 Stock Incentive Plan. The Incentive Plan was adopted by the Outlook Group board on May 19, 2005, subject to shareholder approval at the 2005 annual meeting. The Incentive Plan is intended as a stock-based incentive plan for Outlook Group; it includes provisions by which we may grant directors, executive officers and other officers and key employees stock options and/or restricted stock, which may be designated as restricted stock awards or restricted stock unit awards. No options or other awards have yet been granted under the Incentive Plan, and none will be granted prior to the Incentive Plan's approval by shareholders.

      The board believes that the Incentive Plan is desirable and in the best interests of Outlook Group because its adoption will promote the interests of Outlook Group and its shareholders by continuing and strengthening our ability to retain and attract key personnel by encouraging them to maintain a personal ownership stake in Outlook Group's continued success and progress, and by providing a means of linking personal compensation to creation of value for our shareholders. The Incentive Plan also provides flexibility because it gives our Compensation Committee the ability, at its discretion, to couple awards with specific performance goals and to grant awards of restricted stock, which the Committee believes may have more incentive effect than options in many circumstances.

      The board intends that the Incentive Plan continue and extend the incentives which have been provided under the 1999 Option Plan, which was also approved by our shareholders. See "Equity Compensation Plan Information" above under "Executive Compensation" for a summary at May 31, 2005 of shares subject to options granted under our existing plans and shares available under the existing plan on that date. At August 19, 2005, options for 10,000 shares had been exercised, options for 131,000 shares were outstanding and 59,000 shares were available for future grants of options under the 1999 Option Plan; however, if the Incentive Plan is adopted, no further awards will be made under the 1999 Option Plan.

      As a consequence of the diminished number of shares remaining available for award under the 1999 Option Plan and the desire to add the flexibility of restricted stock and restricted stock awards (which the 1999 Option Plan does not permit), the board of directors determined to create a new incentive plan. The board determined to include in it provisions that allow awards to be coupled with performance goals, and to accommodate changes since 1999 in tax and accounting treatment of equity-based plans and awards.

      THE OUTLOOK GROUP BOARD OF DIRECTORS HAS ADOPTED THE INCENTIVE PLAN AS IN THE BEST INTERESTS OF OUTLOOK GROUP AND ITS SHAREHOLDERS. THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE INCENTIVE PLAN.

INCENTIVE PLAN

      The Incentive Plan provides for the grant of:

      - incentive stock options ("ISOs"), intended to qualify within the meaning of Section 422 of the Code;

      -     non-qualified stock options ("NSOs"); and

      - restricted stock awards, which may be restricted stock shares or restricted stock units.

In this proxy statement, we refer to ISOs and NSOs as "options", and options and restricted stock award grants collectively as "awards".

      Under the Incentive Plan, the maximum number of shares of Outlook Group common stock that may be issued pursuant to awards is 200,000 shares, all of which may be issued pursuant to the exercise of NSOs or as restricted stock awards, but not more than 100,000 of which may be issued as ISOs. Shares may either be original issue shares or treasury shares that have been repurchased by Outlook Group. The total number of shares that may be issued under the Incentive Plan represents approximately 5.9% of the number of shares of common stock outstanding. The Incentive Plan has a term of ten years. On September 6, 2005, the fair market value of Outlook Group common stock, as determined under the definition in the Incentive Plan, assuming use of only the date of grant, was $10.05 per share.

      The Incentive Plan will be administered by the Compensation Committee. The Committee, in its discretion, will designate the persons to whom awards will be made, grant the awards in the form and amount as it determines, and impose such limitations, restrictions and conditions upon any such award as it deems appropriate; the Committee may designate certain of these decisions relating to awards to persons who are not directors or executive officers. However, the full board of directors will make these decisions with respect to any awards made to directors. We refer to the Committee, its designees and the board acting in these capacities as the plan's "Administrators."

      Officers, salaried exempt employees and directors of Outlook Group or any subsidiary are eligible to receive awards. Outlook Group estimates that the number of persons currently eligible to participate in the Incentive Plan is approximately 20 to 25, including each of the executive officers and the directors. Outlook Group cannot determine at this time the number of awards to be granted in the future (or which would have been granted in the past fiscal year) to persons named in the Summary Compensation Table in this proxy statement, to any other specific officer, director or employee, or to all current executive officers, directors or employees as a group.

      The exercise price of options granted under the Incentive Plan may not be less than 100% of the fair market value of the shares on the date the option is granted. The Incentive Plan defines fair market value as the mean between the high and low trading value of Outlook Group common stock on the date of grant or the average of high and low trading prices for a period of not more than five trading days ending on the grant date determined by the Administrators. The vesting schedule for awards will be determined in connection with their grant. Unless a particular award provides otherwise, award grants to officers and employees will vest over a four year period, with one quarter vesting on each of the first four anniversaries of the grant. The Committee may provide for shorter or longer vesting periods or for immediate vesting. Options will have a maximum exercise term of ten years from the date of grant. The Administrators do not have the authority to "reprice" awards; such a repricing would require shareholder approval.

      The Incentive Plan provides that no individual officer or employee may receive options for more than 40,000 shares of stock or awards of more than 40,000 shares of restricted stock in any year. In the case of directors who are not officers or employees, annual grants are limited to a lower number. No such director may receive options for more than 2,000 shares of common stock in a calendar year, and such director may only receive restricted stock awards for not more than 500 shares in any year if options are not awarded in that year. However, upon a director's initial election or appointment to the board, that director may receive an additional award of up to 500 shares of restricted stock.

      No person may receive an ISO if, at the time of grant, the person owns, directly or indirectly shares representing, more than 10% of the total combined voting power of Outlook Group, unless the exercise price is at least 110% of the fair market value of the shares and the exercise period of such an ISO is limited to five years. The maximum fair market value, determined at time of grant, of shares covered by ISOs that first become exercisable by any employee in any one calendar year is limited to $100,000.

      Restricted stock awards may be issued either alone or in addition to other awards granted under the Incentive Plan. The Administrators will determine the eligible persons to whom and the times at which restricted stock awards will be made, the number of shares to be awarded, the time or times within which such awards may be subject to forfeiture, and any other terms and conditions of the awards. Grants of restricted stock may also be made as restricted stock units, which would be conditioned upon the attainment of specified performance goals which are described in the plan, or other criteria determined by the Administrators, and the provisions of restricted stock awards or restricted stock units do not need to be the same with respect to each recipient.

      Each restricted stock award will be confirmed by, and be subject to the terms of, an agreement identifying the restrictions applicable to the award. Until the applicable restrictions lapse or the conditions are satisfied, the individual will not be permitted to sell, assign, transfer, pledge or otherwise encumber the restricted stock award. Unless otherwise provided in the applicable agreement, the portion of the restricted stock award still subject to restriction will be forfeited by the individual upon termination of the individual's service for any reason. If and when the applicable restrictions lapse, unrestricted certificates for such shares will be delivered to the individual.

      The Administrator may grant restricted stock awards as restricted stock units under the Incentive Plan subject to specified performance goals that are based on the attainment of goals relating to one or more of the following business criteria measured on an absolute basis or in terms of growth or reduction: net income, either for Outlook Group or per share (pre-tax or after-tax and with adjustments if so provided), return on equity or on assets; operating income; earnings before depreciation, interest, taxes and amortization (EBITDA); increase in stock price; and/or operating cash flow. If performance goals established by the Administrator are not met, the restricted stock award will be forfeited.

      In the event of any recapitalization, stock split or reverse split, stock dividend, merger in which Outlook Group is the surviving entity, combination or exchange of shares, or other capital change affecting Outlook Group common stock, appropriate changes in the number and kind of shares available for grant under the Incentive Plan and in the number, price and kind of shares covered by outstanding awards shall be made. In the case of an acquisition of Outlook Group, the related agreement may provide for conversion of options in an equitable manner comparable to the consideration received by shareholders and may permit Outlook Group to cash out any options upon a change in control. The Incentive Plan also provides that all awards will become fully vested upon a change in control of Outlook Group.

      Payment for shares acquired through the exercise of options issued under the Incentive Plan may be made either in cash or in shares of Outlook Group common stock beneficially owned by the optionee for at least six months prior to exercise, valued at their fair market value as of the exercise date, or in a combination thereof. If options expire or are cancelled without exercise, or restricted stock or restricted stock awards do not vest, the shares underlying those awards will be available for further awards under the Incentive Plan.

      Each award under the Incentive Plan will be evidenced by an agreement containing such terms and conditions as the Administrator may establish from time to time.

TAX CONSEQUENCES

      The following is a brief summary of the principal federal income tax consequences of awards made under the Incentive Plan based upon the applicable provisions of the Code in effect on the date hereof.

      Non-Qualified Stock Options. An optionee will not recognize taxable income at the time an NSO is granted. Upon exercise of an NSO, an optionee will recognize taxable income in an amount equal to the difference between the exercise price and the fair market value of the shares at the date of exercise. The amounts of such difference will be a deductible expense to Outlook Group for tax purposes. On a subsequent sale or exchange of shares acquired pursuant to the exercise of an NSO, the optionee will recognize a taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of such shares. The tax basis will, in general, be the amount paid for the shares plus the amount treated as compensation income at the time the shares were acquired pursuant to the exercise of the option.

      Incentive Stock Options. An optionee will not recognize taxable income at the time an ISO is granted. Further, an optionee will not recognize taxable income upon exercise of an ISO if the optionee complies with two separate holding periods: shares acquired upon exercise of an ISO must beheld for at least two years after the date of grant and for at least one year after the date of exercise. The difference between the exercise price and the fair market value of the stock at the date of exercise is, however, a tax preference item. When the shares of stock received pursuant to the exercise of an ISO are sold or otherwise disposed of in a taxable transaction, the optionee will recognize a capital gain or loss, measured by the difference between the exercise price and the amount realized.

      Ordinarily, an employer granting ISOs will not be allowed any business expense deduction with respect to stock issued upon exercise of an ISO. However, if all of the requirements for an ISO are met except for the holding period rules set forth above, the optionee will be required, at the time of the disposition of the stock, to treat the lesser of the gain realized or the difference between the exercise price and the fair market value of the stock at the date of exercise as ordinary income and the excess, if any, as capital gain. Outlook Group will be allowed a corresponding business expense deduction to the extent of the amount of the optionee's ordinary income.

      Restricted Stock. A grantee receiving a restricted stock award will generally recognize ordinary income in an amount equal to the fair market value of the stock at the time the stock is no longer subject to forfeiture. While the restrictions are in effect, the grantee will recognize compensation income equal to the amount of any dividends received and Outlook Group will be allowed a deduction for that amount. A grantee may elect, under Section 83(b) of the Code, within 30 days of the stock grant, to recognize taxable ordinary income on the date of grant equal to the fair market value of the shares (determined without regard to the restrictions) on such date. Outlook Group will generally be entitled to a deduction equal to the amount that is taxable as ordinary income to the grantee in the year that such income is taxable.

ACCOUNTING CONSEQUENCES

      The following is a brief summary of the accounting treatment, under generally accepted accounting principles, of awards which will be made under the Incentive Plan, based upon generally-accepted accounting principles in effect on the date of this proxy statement. This description reflects changes in GAAP which become effective for Outlook Group in fiscal 2006 and which will now require the "expensing" of stock options.

      Options. Upon the grant of stock options, Outlook Group will be required to take an accounting charge in the amount of the "value" of the stock option on the date of grant. Although stock options will be granted at the fair market value on the date of grant, their "value" for purposes of expense determinations must be calculated based upon a valuation model which recognizes their term, expected volatility, expected dividend yield and prevailing interest rates. The value is not adjusted in future periods for fluctuations in the market price of the common stock; however, the charges will be adjusted if outstanding options are cancelled (such as when an employee leaves employment) prior to vesting.

      Restricted Stock. The recent changes in GAAP do not generally affect the expense for restricted stock awards. The accounting treatment of restricted stock awards will depend upon whether the awards vest solely with the passage of time or whether there are performance criteria which must be met. In the case of restricted stock which is subject to time vesting, Outlook Group will be required to take an accounting charge in the amount of the fair market value of the stock awarded at the time or times those awards vest. For example, in the case of restricted stock which vests over a four-year period, Outlook Group will have accounting charges in each of the subsequent four years relating to the shares that vest during those years. In the case of restricted stock awards which are subject to performance criteria, an earnings charge is taken at the time that performance criteria are met and the restricted stock awards therefore vest.

                              CERTAIN TRANSACTIONS

      It is Outlook Group's policy that all material transactions between Outlook Group, its officers, directors or principal shareholders, or affiliates of any of them, shall be on terms no less favorable to Outlook Group than those which could have been obtained if the transaction had been with unaffiliated third parties on an arm's length basis, and such transactions will be approved by a majority of the members of the Audit Committee of the board of directors, or a majority of the directors who are independent and not financially interested in the transaction. As a result of legislation enacted in July 2002, Outlook Group will no longer make loans to its officers although existing loans will remain in place until repaid in accordance with their terms.

      Officer Indebtedness. In March 2001, to encourage and facilitate increased Outlook Group stock ownership, Outlook Group also agreed to make additional loans aggregating up to $550,000 to officers and key employees to purchase common stock. Through July 31, 2002, a total of $335,450 in principal amount had been loaned to officers and key employees, including $60,988 to Mr. Baksha, $60,988 to Mr. Collier and $91,490 to Mr. Drewek. Those amounts were also the maximum amounts due during fiscal 2005. Payments of principal under the loans are due beginning in April 2006. The loans bear interest at 4.94%, which is the same as the assumed federal rate applicable to Outlook Group at the origination of the loans. Interest is payable annually. Because of the changes in law in July 2002, Outlook Group may not, and will not, modify or extend these loans or loan additional funds to executive officers.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires a public company's officers and directors, and persons who own more than 10% of that company's common stock (collectively, "insiders"), to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Insiders are required by SEC regulation to furnish Outlook Group with copies of all
Section 16(a) forms they file.

      All publicly held companies are required to disclose the names of any persons who fail to make any such filing on a timely basis and the number of delinquent filings and transactions, based solely on a review of the copies of the Section 16(a) forms furnished to Outlook Group, or written representations that no such forms were required.

On that basis, except that Mr. Wiley failed to timely report an exempt inheritance by his spouse, Outlook Group believes that during fiscal 2005 its insiders have complied with all Section 16(a) filing requirements applicable to them.

                                    AUDITORS

      Subject to shareholder ratification, the Audit Committee has appointed the firm of Virchow, Krause & Company, LLP as independent public accountants to audit the books and accounts of Outlook Group for fiscal 2006. Virchow Krause was engaged as Outlook Group's independent public accountants in February 2005, replacing PricewaterhouseCoopers LLP ("PwC") (see "Change in Auditors" below). Representatives of Virchow Krause are expected to be present at the annual meeting to respond to appropriate questions and to make a statement if they so desire.

      Fees (including reimbursements for out-of-pocket expenses) paid to Virchow Krause and/or PwC for services relating to fiscal 2005 and 2004 were as follows:

                         2005             2004
                       --------         --------
Audit Fees             $ 97,326         $132,800
Audit-Related Fees        8,000            8,285
Tax Fees                 39,975           34,450
All Other Fees                0                0
                       --------         --------
         Total         $145,301         $175,535

Audit fees are for the indicated fiscal years. Audit-related fees were for assurance and related services with respect to employee benefit plan audits in those years. Tax fees were for services related to tax compliance, including the preparation of tax returns, tax planning and tax advice in those years.

      In accordance with the Sarbanes-Oxley Act of 2002, and related SEC regulations which became effective in fiscal 2003, the Audit Committee adopted policies requiring that the annual audit, and other engagements of PwC which are expected to exceed $10,000 in any fiscal year, must be approved in advance by the Audit Committee, after a consideration of the services to be performed, the fees involved, and the Committee's view of the effect on the independence of the auditors. Amounts less than that amount may be approved by the chief financial officer, who in turn must receive approval in advance from the chairman of the Audit Committee and subsequently report to the Committee on the expenditure. All fees for fiscal 2005 and 2004 were approved under this policy.

CHANGE IN AUDITORS

      On February 23, 2005, the Audit Committee of Outlook Group dismissed PWC as Outlook Group's independent registered public accounting firm. PwC's reports on Outlook Group's consolidated financial statements as of and for the fiscal years ended May 31, 2003 and 2004 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

      During the fiscal years ended May 31, 2003 and 2004, and through February 23, 2005, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PwC's satisfaction, would have caused PwC to make reference thereto in their reports on the financial statements for such years. No reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred during the fiscal years ended May 31, 2003 and 2004 or through February 23, 2005.

      On February 23, 2005, the Audit Committee appointed Virchow Krause as Outlook Group's new independent registered public accounting firm. During the fiscal years ended May 31, 2003 and 2004, and through February 23, 2005, neither Outlook Group nor anyone acting on its behalf consulted with Virchow Krause regarding any of the matters or events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

      The Audit Committee's decision resulted from a process, intended to manage costs, in which several firms were invited to submit audit proposals. Based on the fee proposals which it received, the Committee expected that Outlook Group's audit fees would be reduced as a result of this change. Also, the Committee believed that, as Outlook Group is a relatively small public company, it might be able to receive increased access to, and enhanced service from, a smaller auditing firm rather than in the case of a large independent auditing firm due to the competing demands on a large firm's time and attention, especially in view of the increased responsibilities of auditors.

                          REPORT OF THE AUDIT COMMITTEE

      Outlook Group's Audit Committee was established in 1990 and is in accordance with Section 3(a)(58)(A) of the Securities Exchange Act. The Audit Committee selects the independent auditors and determines their compensation. The Audit Committee's functions also include: meeting with the independent auditors; assessing the adequacy of internal controls, accounting methods and procedures; reviewing public disclosures required for compliance with securities laws; and considering and reviewing various other matters relating to Outlook Group's financial accounting and reporting.

      The members of the Audit Committee are all "independent" directors as defined in Rule 4200(a)(15) of the NASD listing standards for the Nasdaq Stock Market. No member is employed by or has any other material relationship with Outlook Group. The board of directors has adopted a written charter for the Audit Committee; a copy of that charter, as it has been amended to date, was attached to the proxy statement for the 2004 annual meeting.

      In connection with its function to oversee and monitor the financial reporting process of Outlook Group, the Audit Committee has done the following:

      - reviewed and discussed the audited financial statements for the fiscal year ended May 31, 2005 with Outlook Group management;

      - discussed with Virchow Krause, Outlook Group's independent auditors, those matters which are required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), and scheduled a committee meeting in September for further discussions; and

      - received the written disclosure and the letter from Virchow Krause required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed with Virchow Krause its independence.

      Based on the foregoing, the Audit Committee recommended to the board that the audited financial statements be included in Outlook Group's annual report on Form 10-K for the fiscal year ended May 31, 2005.

      Members of the Audit Committee:

      James L. Dillon, Chairman Harold J. Bergman Jane M. Boulware Pat Richter

                              SHAREHOLDER PROPOSALS

      Shareholder proposals must be received by Outlook Group no later than May 16, 2006 in order to be considered for inclusion in next year's annual meeting proxy material.

      Under Securities and Exchange Commission rules relating to the discretionary voting of proxies at shareholder meetings, if a proponent of a matter for shareholder consideration (other than a shareholder proposal) notifies Outlook Group at least 45 days prior to the month and day of mailing the prior year's proxy statement, then management proxies are allowed to use their discretionary voting authority if a proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. Thus, such matters must be received by

Outlook Group by July 29, 2006 in the case of Outlook Group's 2006 annual meeting of shareholders. No notices were received relating to the 2005 annual meeting.

                                  OTHER MATTERS

      Although the board of directors is not aware of any other matters which may come before the meeting, if any such matter should be presented, the persons named in the accompanying proxy intend to vote such proxy in accordance with their best judgment.

                                        By Order of the Board of Directors

                                        /s/ Paul M. Drewek

                                        Paul M. Drewek, Secretary

September 7, 2005

      A COPY (WITHOUT EXHIBITS) OF OUTLOOK GROUP'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED MAY 31, 2005, IS INCLUDED IN THE MAILING TO SHAREHOLDERS WITH THIS PROXY STATEMENT, AND WILL BE PROVIDED WITHOUT CHARGE TO EACH RECORD OR BENEFICIAL OWNER OF OUTLOOK GROUP COMMON STOCK, AS OF THE RECORD DATE FOR THE ANNUAL MEETING, UPON THE WRITTEN REQUEST DIRECTED TO: CHIEF FINANCIAL OFFICER, OUTLOOK GROUP CORP., 1180 AMERICAN DRIVE, NEENAH, WISCONSIN 54956.

                                                                      APPENDIX A

                                                         AS ADOPTED MAY 18, 2005
                                                 SUBJECT TO SHAREHOLDER APPROVAL

                               OUTLOOK GROUP CORP.
                            2005 STOCK INCENTIVE PLAN

1.    Introduction.

      (a) Purposes. The 2005 Stock Incentive Plan is intended to provide Outlook Group Corp. with a means to retain and attract talented personnel and to provide to participating officers, other key employees and directors with long-term incentives for high levels of performance and for their efforts which contribute to the financial performance of the Corporation. These purposes may be furthered through the grant of options to purchase Stock and the grant of Restricted Stock, as described below.

      (b) Effect on Prior Option Plan. If the 2005 Plan is approved by shareholders, no further awards may be granted under the 1999 Plan. Options previously granted under the 1999 Plan will remain in effect until they have been exercised or have expired, and shall continue to be administered in accordance with their terms and the 1999 Plan.

2.    Definitions.

      (a) "1934 Act" means the Securities Exchange Act of 1934, as it may be amended from time to time.

      (b)   "1999 Plan" means Outlook Group Corp. 1999 Stock Option Plan.

      (c) "Award" means an Incentive Stock Option, Non-Qualified Stock Option or Restricted Stock grant, as appropriate.

      (d) "Award Agreement" means the agreement between the Corporation and the Grantee specifying the terms and conditions as described thereunder.

      (e)   "Board" means the Board of Directors of Outlook Group Corp.

      (f) "Change in Control" means an event which shall be deemed to have occurred in the event that (a) the Corporation sells over 50% of its business or assets in one or more transactions over a consecutive 12-month period; (b) the Corporation merges or consolidates with or into any other corporation or entity such that the Corporation's shareholders prior to the transaction or transactions do not own at least 50% of the surviving entity measured in terms of voting power; or (c) any person, entity or group shall become the beneficial owner of such number of shares of Common Stock, and/or any other class of stock of the Corporation then outstanding that is entitled to vote in the election of directors (or is convertible into shares so entitled to vote), as together possess more than 50% of the voting or dispositive power of all of the then outstanding shares of all such classes of stock of the Corporation so entitled to vote. For purposes of the preceding sentence, "person, entity or group" shall not include any employee benefit plan of the Corporation, and for these purposes "group" shall mean persons who act in concert as described in Section 14(d)(2) of the 1934 Act.

      (g) "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

      (h) "Committee" means the committee described in Article 4 or the person or persons to whom the committee has delegated its power and responsibilities under Article 4.

      (i) "Common Stock" or "Stock" means the common stock, $.01 par value, of the Corporation.

      (j) "Corporation" or "OGC" means Outlook Group Corp., a Wisconsin corporation.

      (k) "Fair Market Value" means an amount equal to the mean between the highest and lowest sale prices on such date, or an average of not more than five trading days ending on such date, as determined by the Committee, for sales made and reported through the National Market System of the National Association of Securities Dealers or such national stock exchange on which such Stock may then be listed and which constitutes the principal market for such Stock, or, if no sales of Stock shall have been reported with respect to that date, on the next preceding date with respect to which sales were reported.

      (l) "Grant Date" means the date on which an Award is deemed granted, which shall be the date on which the Committee authorizes the Award or such later date as the Committee shall determine in its sole discretion.

      (m)   "Grantee" means an individual who has been granted an Award.

      (n) "Incentive Stock Option" means an option that is intended to meet the requirements of Section 422 of the Code and regulations thereunder.

      (o) "Non-Qualified Stock Option" means an option other than an Incentive Stock Option.

      (p) "Option" means an Incentive Stock Option or Non-Qualified Stock Option, as appropriate.

      (q) "Performance Goal" means a performance goal established by the Committee prior to the grant of any Award of Restricted Stock that is based on the attainment of goals relating to one or more of the following business criteria measured on an absolute basis or in terms of growth or reduction: net income, either for the Company or per share (pre-tax or after-tax, which in either case may be with stated adjustments); return on equity or assets; operating income; earnings before depreciation, interest, taxes and amortization (EBDITA); increase in stock price; and/or operating cash flow.

      (r) "Plan" or "2005 Plan" means the Outlook Group Corp. 2005 Stock Incentive Plan as set forth herein, as it may be amended from time to time.

      (s) "Rule 16b-3" means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending or superseding such regulation.

      (t) "Restricted Stock" means shares or units of Common Stock which are subject to restrictions established by the Committee.

3.    Shares Subject to Award.

      The aggregate number of shares of Common Stock of the Corporation which may be issued under the Plan (pursuant to Options, as Restricted Stock or pursuant to Restricted Stock awards) shall not exceed 200,000 shares. The aggregate number of shares of Common Stock available under the Plan shall be subject to adjustment as set forth in Article 15 hereunder. Shares issued under the Plan may come from authorized but unissued shares, from treasury shares held by the Corporation, from shares purchased by the Corporation on an open market for such purpose, or from any combination of the foregoing. If any Award granted under this Plan is canceled, terminates, expires, or lapses for any reason, any shares subject to such Award again shall be available for the grant of an Award under the Plan.

4.    Administration of the Plan.

      For purposes of the power to grant Awards to directors, the Committee shall consist of the entire Board. For other Plan purposes, the Plan shall be administered by the Compensation Committee of the Board, or any other committee the Board may subsequently appoint to administer the Plan, as herein described. The Committee shall have full and final authority, in its discretion, but subject to the express provisions of the Plan to:

      (a) grant Awards, to determine the terms of each Award, the individuals to whom, the number of shares subject to, and the time or times at which, Awards shall be granted;

      (b)   interpret the Plan;

      (c) prescribe, amend and rescind rules and regulations relating to the Plan;

      (d) determine the terms and provisions of the respective agreements (which need not be identical) by which Awards shall be evidenced;

      (e) make all other determinations deemed necessary or advisable for the administration of the Plan;

      (f) require withholding from or payment by a Grantee of any federal, state or local taxes;

      (g) impose, of any Grantee, such additional conditions, restrictions and limitations upon exercise and retention of Awards as the Committee shall deem appropriate;

      (h) treat any Grantee who retires as a continuing employee for purposes of the Plan; and

      (i)   modify, extend or renew any Award previously granted;

provided, however, that this provision shall not provide authority to reprice Options to a lower exercise price or to substitute new Options for other Options with the effect of repricing them to a lower exercise price.

      Any action of the Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote or by the unanimous written consent of its members. The Committee may delegate all or any part of its responsibilities and powers to any executive officer or officers of the Corporation selected by it. Any such delegation may be revoked by the Board or by the Committee at any time.

5.    Option Participation.

      Options may be granted to directors, officers and key employees of the Corporation and any of its subsidiaries; provided, however that:

      (a) a maximum of 100,000 shares of stock may be issued pursuant to the exercise of Incentive Stock Options;

      (b) subject to Section 13 hereof, no director who is not an officer or employee may be granted an Option or Options covering, in the aggregate, more than 2,000 shares of Stock in any calendar year; and

      (c) no other individual may be granted an Option or Options covering, in the aggregate, more than 40,000 shares of Stock in any calendar year.

In selecting the individuals to whom Options shall be granted, as well as in determining the number of Options granted, the Committee shall take into consideration such factors as it deems relevant pursuant to accomplishing the purposes of the Plan. A Grantee may, if he is otherwise eligible, be granted an additional Option or Options if the Committee shall so determine.

6.    Granting of Options.

      The officers of the Corporation are authorized and directed, upon receipt of notice from the Committee of the granting of an Option, to sign and deliver on behalf of the Corporation, by mail or otherwise, to the Grantee an Option upon the terms and conditions specified under the Plan and in the form of the Award Agreement. The Award Agreement shall be dated and signed by an officer of the Corporation as of the date of approval of the granting of an Option by the Committee. If the Grantee fails to sign and return the Award Agreement, by delivery or by mailing, within 30 days after the date of its delivery or mailing to him, the Option grant may be deemed withdrawn.

7.    Option Price.

      The purchase price of the Common Stock covered by each Option shall be not less than the Fair Market Value of such Stock on the Grant Date. Such price shall be subject to adjustment as provided in Article 15 hereof.

8.    Option Designation.

      At the time of the grant of each Option, the Committee shall designate the Option as (a) an Incentive Stock Option or (b) a Non-Qualified Stock Option, as described in Sections (a) and (b) below, respectively.

      (a) Incentive Stock Options: Any Option designated as an Incentive Stock Option shall comply with the requirements of Section 422 of the Code, including the requirement that incentive stock options may only be granted to individuals who are employed by the Corporation, a parent or a subsidiary corporation of the Corporation. If an Option is so designated, the Fair Market Value (determined as of the Grant Date) of the shares of Stock with respect to which that and any other Incentive Stock Option first becomes exercisable during any calendar year under this Plan or any other stock option plan of the Corporation or its affiliates shall not exceed $100,000; provided, however, that the time or times of exercise of an Incentive Stock Option may be accelerated pursuant to Article 10, 11 or 16 hereof, terms of the Plan and, in the event of such acceleration, such Incentive Stock Option shall be treated as a Non-Qualified Option to the extent that the aggregate Fair Market Value (determined as of the Grant Date) of the shares of stock with respect to which such Option first becomes exercisable in the calendar year (including Options under this Plan and any other Plan of the corporation or its affiliates) exceeds $100,000, the extent of such excess to be determined by the Committee taking into account the order in which the Options were granted, or such other factors as may be consistent with the requirements of Section 422 of the Code and rules promulgated thereunder. Furthermore, no Incentive Stock Option shall be granted to any individual who, immediately before the Option is granted, directly or indirectly owns (within the meaning of Section 425(d) of the Code, as amended) shares representing more than 10% of the total combined voting power of all classes of stock of the Corporation or its subsidiaries, unless, at the time the option is granted, and in accordance with the provisions of Section 422, the option price is 110% of the Fair Market Value of shares of Stock subject to the Option and the Option must be exercised within 5 years of the Grant Date.

      (b) Non-Qualified Stock Options: All Options not subject to or in conformance with the additional restrictions required to satisfy
            Section 422 shall be designated Non-Qualified Stock Options.

9.    Non-transferability of Options.

      Any Option granted hereunder shall, by its terms, be non-transferable by a Grantee other than by will or the laws of descent and shall be exercisable during the Grantee's lifetime solely by the Grantee or the Grantee's duly appointed guardian or personal representative. Notwithstanding the foregoing, the Committee may permit a Grantee to transfer a Non-Qualified Stock Option to a family member or a trust or partnership for the benefit of a family member, in accordance with rules established by the Committee.

10.   Exercise and Term of Options.

      The Committee shall have the power to set the time or times within which each Option shall be exercisable, and to accelerate the time or times of exercise. Unless the Award Agreement expressly provides otherwise, each Option granted shall become exercisable in accordance with the following schedule:

   Years After         Percentage
    Grant Date         of Options
------------------     ----------
Less than 1                 0%

1 but less than 2          25%

2 but less than 3          50%

3 but less than 4          75%

4 but less than 10        100%

No Option may be exercised if in the opinion of counsel for the Corporation the issuance or sale of Stock or payment of cash by the Corporation, as appropriate, pursuant to such exercise shall be unlawful for any reason, nor after the expiration of 10 years from the Grant Date. Award Agreements may provide special provisions for vesting in the case of death or disability. In no event shall the Corporation be required to issue fractional shares upon the exercise of an Option.

11.   Effect of Termination of Employment, Disability or Death.

      Unless otherwise provided herein or in a specific Option Agreement which may provide longer or shorter periods of exercisability, no Option shall be exercisable after the expiration of the earliest of

         (i)   in the case of an Incentive Stock Option:

            (1) 10 years from the date the option is granted, or five years from the date the option is granted to an individual owning (after the application of the family and other attribution rules of Section 424(d) of the Code) at the time such option was granted, more than 10% of the total combined voting power of all classes of stock of the Corporation,

            (2) three months after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is for any reason other than death, disability (within the meaning of Code Section 22(e)(3)), or cause,

            (3) one year after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is by reason of death or disability (within the meaning of Code
                  Section 22(e)(3)), or

            (4) the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is for cause, as determined by the Board or the Committee in its sole discretion;

         (ii)  in the case of a Nonqualified Stock Option:

            (1)   10 years from the date of grant,

            (2) three months after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is for any reason other than death, permanent disability, retirement or cause,

            (3) one year after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is by reason of death or permanent disability,

            (4) three years after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is by reason of the Grantee's retirement in accordance with normal Corporation retirement practices, as determined by the Committee in its sole discretion; or

            (5) the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is for cause, as determined by the Board or the Committee in its sole discretion;

provided, that, unless otherwise provided in a specific grant agreement or determined by the Committee, an Option shall only be exercisable for the periods above following the date an optionee ceases to perform services to the extent the option was exercisable on the date of such cessation. For purposes of this Article, termination shall be deemed to have been for cause if such termination shall have been for misconduct or negligence by Grantee in the performance of his duties. Notwithstanding the foregoing, no Option shall be exercisable after the date of expiration of its term.

12.   Method of Exercise.

      To the extent that the right to purchase shares pursuant to an Option has accrued hereunder, Options may be exercised from time to time by written notice to the Corporation stating the number of shares being purchased and accompanied by the payment in full of the Option price for such shares. Such payment shall be made in cash, outstanding shares of the Common Stock which the Grantee, the Grantee's spouse or both have beneficially owned for at least six months prior to the time of exercise, or in combinations thereof. If shares of Common Stock are used in part or full payment for the shares to be acquired upon exercise of the Option, such shares shall be valued for the purpose of such exchange as of the date of exercise of the Option at the Fair Market Value of the shares.

13.   Restricted Stock Awards.

      The Committee may, in its discretion, grant Restricted Stock to directors, officers and key employees of the Corporation and any of its subsidiaries. Restricted Stock Awards may consist of shares issued subject to forfeiture if specified conditions are not satisfied ("Restricted Stock Shares") or agreements to issue shares of Common Stock in the future if specified conditions are satisfied ("Restricted Stock Units"). The maximum number of shares of Restricted Stock that can be granted to any Grantee in any calendar year shall be 40,000; provided that in the case of a director who is not an officer or employee, such a grant may be made only if the director has not received an Option in such calendar year and the maximum number of shares shall be 500 (with an additional 500 shares which may be issued to a director upon that directors' initial election or appointment to the board of directors). The Committee may condition the grant of Restricted Stock upon the attainment of Performance Goals so that the grant qualifies as "performance-based compensation" within the meaning of
Section 162(m) of the Code. The Committee may also condition the grant of Restricted Stock upon such other conditions, restrictions and contingencies as the Committee may determine. Unless otherwise specified in an Award Agreement, Restricted Stock Awards which are not "performance-based compensation" shall vest according to the same schedule (with the same exceptions) as for Options under the provisions of Section 10 of this Plan. The provisions of Restricted Stock Awards need not be the same with respect to each recipient.

      Restricted Stock Awards also shall be subject to the following terms and conditions:

      (a) Each Restricted Stock Award shall be confirmed by, and be subject to the terms of, an Award Agreement identifying the restrictions applicable to the Award.

      (b) Until the applicable restrictions lapse or the conditions are satisfied, the Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber the Restricted Stock Award.

      (c) Except to the extent otherwise provided in the applicable Award Agreement and (d) below, the portion of the Restricted Stock Award still subject to restriction shall be forfeited by the Grantee upon termination of the Grantee's service for any reason.

      (d) In the event of hardship or other special circumstances of a Grantee whose service is terminated (other than for cause), the Committee may waive in whole or in part any or all remaining restrictions with respect to such Grantee's Restricted Stock Award. The Restricted Stock Award may also provide special provisions in the case of death or disability.

      (e) If and when the applicable restrictions lapse, unlegended certificates for such shares shall be delivered to the Grantee.

      (f) A Grantee receiving an Award of Restricted Stock Shares shall have all of the rights of a shareholder of the Corporation, including the right to vote the shares and the right to receive any cash dividends. Unless otherwise determined by the Committee, cash dividends shall be paid in cash and dividends payable in stock shall be paid in the form of additional Restricted Stock Shares.

      (g) A Grantee receiving an Award of Restricted Stock Units shall not be deemed the holder of any shares covered by the Award, or have any rights as a shareholder with respect thereto, until such shares are issued to him/her.

14.   Withholding.

      The Corporation shall have the power and the right to deduct or withhold, or require a Grantee to remit to the Corporation, an amount sufficient to satisfy federal, state, and local taxes (including the Grantee's FICA obligation) required by law to be withheld with respect to any taxable event arising or as a result of this Plan. With respect to withholding required upon the exercise of Options, upon the lapse of restrictions on Restricted Stock, Grantees may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Corporation withhold shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction.

15.   Effect of Change in Stock Subject to Plan.

      In the event of a reorganization, recapitalization, stock split, stock dividend, merger, consolidation, rights offering or like transaction, the Committee shall make or provide for such adjustment in the number of and class of shares which may be delivered under the Plan, and in the number and class of and/or price of shares subject to outstanding Options and Restricted Stock granted under the Plan as it may, in its discretion, deem to be equitable; provided, however, in the event of the merger or consolidation of the Corporation with or into another corporation or corporations in which securities of the Corporation are converted into other securities, into cash or other consideration or a combination thereof, the adoption of any plan for the dissolution of the Corporation, or the sale or exchange of all or substantially all the assets of the Corporation for cash or for shares of stock or other securities of another corporation, the Committee may, subject to the approval of the Board of Directors of the Corporation, or the board of directors of any corporation assuming the obligations of the Corporation hereunder, take action regarding each outstanding and unexercised Option pursuant to either clause (a) or (b) below:

      (a) Appropriate provision may be made for the protection of such Option by the substitution on an equitable basis of appropriate shares of the surviving or acquiring corporation or otherwise provided in any merger, acquisition, dissolution or similar agreement, provided that the excess of the aggregate Fair Market Value of the shares subject to such option immediately before such substitution over the exercise price thereof is not more than the excess of the aggregate fair market value of the substituted shares made subject to option immediately after such substitution over the exercise price thereof; or

      (b) The Committee may cancel any such Option. In the event any Option is canceled, the Corporation, or the corporation assuming the obligations of the Corporation hereunder, shall pay the employee an amount of cash (less normal withholding taxes) equal to the excess of the highest Fair Market Value per share of the Stock during the 60-day period immediately preceding the merger, consolidation or reorganization over the option exercise price, multiplied by the number of shares subject to such option. In the event any Option is canceled, the Corporation, or the corporation assuming the obligations of the Corporation hereunder, shall pay the Grantee an amount of cash or stock, as determined by the Committee, equal to the Fair Market Value per share of the Stock immediately preceding such cancellation over the Option exercise price, multiplied by the number of shares subject to such Option.

      Notwithstanding anything to the contrary, in the event a Change in Control should occur, all Options granted hereunder to a Grantee shall become immediately exercisable, and all Restricted Stock Awards and all Options shall vest upon the date of the Change in Control. Further, the Committee shall have the right to cancel such Options and pay the Grantee an amount determined under
(b) above. Any related merger, reorganization or similar agreement may provide for handling of options in any manner not inconsistent herewith.

16.   Liquidation.

      Upon the complete liquidation of the Corporation, any unexercised Options theretofore granted under this Plan shall be deemed canceled.

17.   No Employment or Retention Agreement Intended.

      Neither the establishment of, nor the awarding of Awards under this Plan shall be construed to create a contract of employment or service between any Grantee and the Corporation or its subsidiaries; nor does it give any Grantee the right to continued service in any capacity with the Corporation or its subsidiaries or limit in any way the right of the Corporation or its subsidiaries to discharge any Grantee at any time and without notice, with or without cause, or to any benefits not specifically provided by this Plan, or in any manner modify the Corporation's right to establish, modify, amend or terminate any profit sharing or retirement plans.

18.   Shareholder Rights.

      Grantee shall not, by reason of any Options granted hereunder, have any right of a shareholder of the Corporation with respect to the shares covered by his Options until shares of Stock have been issued to him.

19.   Controlling Law.

      The law of the State of Wisconsin, except its law with respect to choice of law, shall be controlling in all matters relating to the Plan.

20.   Indemnification.

      In addition to such other rights of indemnification as they may have, the members of the Committee and other Corporation employees administering the Plan and the Board members shall be indemnified by the Corporation against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such member acted in bad faith in the performance of his duties; provided that within 20 days after institution of any such action, suit or proceeding, the member shall in writing offer the Corporation the opportunity, at its own expense, to handle and defend the same.

21.   Use of Proceeds.

      The proceeds from the sale of shares of Common Stock pursuant to Options granted under the Plan shall constitute general funds of the Corporation.

22.   Amendment of the Plan.

      The Board may from time to time amend, modify, suspend or terminate the Plan; provided, however, that no such action shall be made without shareholder approval where such change would be required in order to comply with Rule 16b-3 or the Code.

23.   Effective Date of Plan.

      The Plan shall become effective on the date it approved by the shareholders of the Corporation (the "Effective Date").

24.   Termination of the Plan.

      The Plan shall terminate ten years following the Effective Date, and no Awards shall be granted after such date under the Plan; provided, however, that the Plan shall terminate at such earlier time as the Board may determine. Any such termination, either partially or wholly, shall not affect any Awards then outstanding under the Plan.

                     2005 ANNUAL MEETING OF SHAREHOLDERS OF
                               OUTLOOK GROUP CORP.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Joseph J. Baksha, James L. Dillon and Paul M. Drewek, and each of them, proxies, each with full power of substitution, to represent and to vote all shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of Outlook Group Corp. to be held at the Holiday Inn - Neenah Riverwalk, 123 East Wisconsin Avenue, Neenah Wisconsin, on Wednesday, October 19, 2005, at 2:00 p.m. CDT, and at any adjournment thereof, hereby revoking any and all proxies heretofore given.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE          SEE REVERSE SIDE

                         ANNUAL MEETING OF SHAREHOLDERS
                               OUTLOOK GROUP CORP.
                                OCTOBER 19, 2005

            Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR, "FOR" THE APPROVAL OF THE STOCK INCENTIVE PLAN AND "FOR" THE RATIFICATION OF THE INDEPENDENT AUDITORS .

Please sign, date and return promptly in the enclosed envelope. Please mark your votes in blue or black ink as shown here [X]

1.    Election of directors for terms expiring in the year indicated

      [ ]   FOR all nominees          Nominees for terms expiring in 2008:
                                      -  Harold J. Bergman
                                      -  Michael P. Cisler
                                      -  Richard C. Fischer

      [ ]   WITHHELD AUTHORITY FOR
            all nominees

      [ ]   FOR ALL EXCEPT
            AS MARKED
            (See instructions below)

      Instruction: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT AS MARKED." Fill in the circle next to each nominee you wish to withhold, as shown here: -

2.    Approval of the Outlook Group Corp. 2005 Stock Incentive Plan.

      [ ]   FOR

      [ ]   AGAINST

      [ ]   ABSTAIN

3.    Ratification of Virchow, Krause & Company, LLP as Independent Auditors:

      [ ]   FOR

      [ ]   AGAINST

      [ ]   ABSTAIN

4. In their discretion on such other matters as may properly come before the meeting or any adjournment thereof;

all as set out in the Notice and Proxy Statement relating to the meeting, receipt of which is hereby acknowledged.

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

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE PERSONS NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

Please mark, sign, date and promptly return this proxy

To change the address on your account,   Please check box if you plan to attend
please check the box at right and        in person                       [ ]
indicate your new address in the
address space above. Please note that
changes to the registered name(s) on
the account may not be submitted via
this method.                 [ ]

Signature of Shareholder: ___________________ Date: ___________

Signature of Shareholder: ___________________ Date: ___________

NOTE: Please sign exactly as name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, trustee, guardian or in similar capacities, please give full title as such. If a corporation, please sign in full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

                                       3